Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated August 10, 2023 on the consolidated balance sheets of Borealis Foods, Inc. and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, included herein on the registration statement of Borealis Foods, Inc. and Subsidiaries on Form S-4/A as filed with the United States Securities Exchange Commission (“SEC”).

/s/ Berkowitz Pollack Brant, Advisors + CPAs

West Palm Beach, FL

October 23, 2023